Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-38078, 333-44794, 333-57486, 333-84904, 333-93423, 333-104108 and 333-113651) pertaining to the 2000 International Stock Option Plan, the 2000 Non-Officer Stock Option Plan, the 1997 Stock Option Plan, the 1999 Employee Stock Purchase Plan and the 1999 Nonemployee Directors Stock Option Plan of Maxygen, Inc., of our reports dated March 11, 2005 with respect to the consolidated financial statements of Maxygen, Inc., Maxygen, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Maxygen, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Palo Alto, California

March 14, 2005